Exhibit 99.1

PRESS RELEASE For Immediate Release

Monolithic Power Systems, Inc.

79 Great Oaks Boulevard

San Jose, CA 95119 USA

T: 408-826-0600, F: 408-826-0601

www.monolithicpower.com

Monolithic Power Systems Announces

Results of 2015 Annual Meeting of Stockholders and Second Quarter Dividend

SAN JOSE, Calif. June 11, 2015--Monolithic Power Systems (MPS) (Nasdaq: MPWR), a leading company in high performance power solutions, today announced that at the 2015 Annual Meeting of Stockholders held on June 11, 2015, the stockholders of MPS approved, on an advisory basis, the 2014 compensation of MPS’ executive officers, re-elected two current directors of MPS, and ratified the appointment of MPS’ independent auditors for 2015.

The vote in favor of the resolution to approve the 2014 compensation of MPS’ executive officers was 99% of the votes cast on the resolution, each of the two directors was re-elected with more than 98% of the votes, and the appointment of MPS’ independent auditors was approved with 97% of the votes.

“On behalf of the Board and management, I sincerely thank our stockholders for their overwhelming support for our proposals, including the executive compensation plan,” said Michael Hsing, CEO and President of MPS.

Second Quarter Dividend

MPS also announced today its second quarter dividend of $0.20 per common share to all stockholders of record as of the close of business on June 30, 2015. The dividend will be paid on July 15, 2015.

Safe Harbor Statement

This news release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management's beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “forecasts,” “intends,” “believes,” “plans,” “may,” “will,” or “continue,” and similar expressions and variations or negatives of these words. All such statements are subject to certain risks, assumptions and uncertainties, including those described in our most recent Quarterly Report on Form 10-Q and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those projected, and may affect our future operating results, financial position and cash flows. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, MPS does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the initial distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

About Monolithic Power Systems, Inc.

Monolithic Power Systems (MPS) is a leading company in high performance power solutions. Founded in 1997, MPS pioneered integrated power semiconductor solutions and power delivery architectures. MPS' mission is to provide innovative power solutions in Cloud Computing, Telecom, Industrial and Automotive, and Consumer market segments. MPS has over 1,000 employees worldwide, located in the United States, China, Taiwan, Korea, Japan and across Europe.

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Monolithic Power Systems, MPS, and the MPS logo are registered trademarks of Monolithic Power Systems, Inc. in the U.S. and trademarked in certain other countries.

Contact:

Meera Rao

Chief Financial Officer

Monolithic Power Systems, Inc.

408-826-0777

investors@monolithicpower.com